CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust. Such reference is included in the Statement of Additional Information of Catalyst Insider Long/Short Fund, Catalyst/Lyons Tactical Allocation Fund, and Catalyst/Lyons Hedged Premium Return Fundunder “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

March 23, 2012